AGREEMENT TO TERMINATE EARNOUT PAYMENTS
This Agreement to Terminate Earnout Payments (the “Agreement”) amends the Membership Interest and Stock Purchase Agreement dated as of May 5, 2017 (the “Purchase Agreement”), and is entered into as of January 12, 2018 by and among CenStar Energy Corp., a New York corporation (“Buyer”), Spark Energy, Inc., a Delaware corporation, as Guarantor (“Guarantor”), Woden Holdings, LLC (fka Verde Energy USA Holdings, LLC), a Delaware limited liability company (“Seller”), Verde Energy USA, Inc., a Delaware corporation, and, only for purposes of Sections 4 and 9 hereof, Thomas FitzGerald (“FitzGerald”), an individual residing in the State of Texas, and Anthony Menchaca (“Menchaca” and, together with FitzGerald, the “Executives”), an individual residing in the State of Connecticut.
WHEREAS, Buyer, Seller and Guarantor (the “Parties”) have entered into the Purchase Agreement;
WHEREAS, the Parties desire to amend the Purchase Agreement in certain respects as set forth in this Agreement;
WHEREAS, the Parties also desire to modify certain of the arrangements relating to the transactions pursuant to the Purchase Agreement in certain respects, as set forth in this Agreement; and
WHEREAS, all capitalized terms used and not otherwise defined herein and defined in the Purchase Agreement shall have the respective meanings attributed thereto in the Purchase Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.In lieu of any Earnout Payments pursuant to the Purchase Agreement but as consideration for the transfer of all outstanding Company Interests as provided in Section 2.1 of the Purchase Agreement, Buyer and Guarantor shall deliver to Seller upon the full execution of this Agreement a promissory note in the principal amount of Five Million Nine Hundred Thousand and No/100 Dollars ($5,900,000.00) in the form attached hereto as Exhibit A (the “Second Buyer Note”). Upon delivery of the Second Buyer Note, Buyer shall have no further obligation to make any Earnout Payments under the Purchase Agreement, and all rights and obligations of Buyer and Seller under Section 2.6 of the Purchase Agreement shall cease.

2.Upon the full execution of this Agreement, Buyer and Guarantor shall deliver to Seller an amended and restated Buyer Note in the form attached hereto as Exhibit B.

3.As of January 12, 2018, Buyer shall assume full operational control of the Companies, with the exception of any matters subject to indemnification by Seller, which matters currently include only the Indemnified Litigation Claims (as defined in Schedule 4.6 of the Company Disclosure Schedules) and any Tax Claims (as defined in Section 2.7 of the Purchase Agreement).

Buyer and Guarantor each represent and warrant to Seller, and Seller represents and warrants to the Buyer and Guarantor, that, as of the date of this Agreement, it does not have any Knowledge of: (1) any Losses and/or Claims applicable to the Verde Business that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the results of operations of the Verde Business for the year ended December 31, 2017 and/or the quarter ending March 31, 2018, of which Buyer does not already have Knowledge, or (2) Losses or Claims that are likely to give rise to a claim by it for indemnification pursuant to Article X of the Purchase Agreement, including receipt by it of notice of any Proceeding by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of the Purchase Agreement, in each case other than the Indemnified Litigation Claims and any Tax Claims.

4.The Executives shall remain in their current positions through March 31, 2018 in order to assist on an as-requested basis with the assumption by Buyer of full operational control of the Companies. The Executives shall each receive their current Base Salary (as defined in Section 4.1 of their respective Amended and Restated Employment Agreements (collectively, the “Amended and Restated Employment Agreements”)) and other benefits as provided in Section 5 of their respective Amended and Restated Employment Agreements through the close of business on March 31, 2018. Upon termination of employment as of the close of business on March 31, 2018, each Executive shall receive a lump sum payment equal to nine months’ Base Salary, less applicable taxes and withholding. Buyer shall pay each Executive’s COBRA premiums to continue Executive’s group health insurance coverage (including coverage for Executive’s eligible dependents, if applicable) from April 1, 2018 through December 31, 2018. The Executives shall be entitled to Bonus Compensation in the amount of $60,000 each (as defined in each Executive’s respective Amended and Restated Employment Agreement), less applicable taxes and withholding, for 2017 but not for 2018. Each Executive hereby agrees that the payments and benefits set forth in this Section 4 shall represent the sole remaining compensation, payments and other benefits under Sections 4, 5, 7.2 and 7.3 under their respective Amended and Restated Employment Agreements, and each Executive hereby waives any and all rights to any other compensation and benefits under such sections of their respective Amended and Restated Employment Agreements. This Section 4 constitutes an amendment to each of the Amended and Restated Employment Agreements.

5.All Company employees other than the Executives shall be eligible for severance pay under Guarantor’s severance policy, including credit for prior service at the Companies, Buyer and Guarantor.

6.Schedule 2.7 of the Company Disclosure Schedules is hereby amended in the manner specified in Schedule 2.7 hereto.

7.For purposes of sub-clause (iii) of Section 10.3(e) of the Purchase Agreement, the Tax benefits actually received by the Indemnified Party or any of its Affiliates for the tax year ending December 31, 2018 shall be deemed to be 25.5% of the amount of any indemnified Losses incurred or paid by them in such year, provided that the foregoing provision shall not apply to any indemnified Losses for amounts that are not ordinarily deductible for income tax purposes. The amount of the deemed tax rate specified in the preceding sentence shall be adjusted for subsequent years to reflect changes in the applicable statutory state and federal income tax rates for such years..

8.With respect to Matter Two, each Party shall cause the Companies’ litigation counsel (currently Eckert Seamans) to continue to submit its invoices to the insurance carrier (Liberty Insurance Underwriters, Inc.) for payment until the insurance proceeds are exhausted. Litigation expenses for Matter Two in excess of the insurance proceeds and litigation expenses for all other indemnified matters for which no insurance is applicable (including Matter One) shall be submitted to Buyer for payment, shall be promptly paid, and shall be deemed Losses related to Indemnified Litigation Claims under the Purchase Agreement, but subject to Sections 2.7, 10.3(e) and 10.9(a) of the Purchase Agreement, the set-off provisions of the Second Buyer Note and Section 7 of this Agreement.

9.Notice to Seller pursuant to this Agreement, the Purchase agreement, the Buyer Note and the Second Buyer Note shall be made to the following address: 777 Preston Street, Apt 32M, Houston, TX 77002. For clarification, no change is being made to the address(es) for any copies of such notices.

10.All other terms and conditions of the Purchase Agreement and the Amended and Restated Employment Agreements remain unchanged and in full force and effect.

11.The provisions of Article XI (Governing Law, Consent to Jurisdiction and Jury Trial Waiver) and Article XII (General Provisions) of the Purchase Agreement are incorporated herein by reference mutatis mutandis and shall apply as if such provisions were specifically included herein.

12.This Agreement may be executed by electronic transmission of signatures by any Party (i.e., portable document format or similar method) and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of January 12, 2018.

SELLER:

WODEN HOLDINGS, LLC

By:     /s/ Thomas FitzGerald
Name: Thomas FitzGerald
Title: Chief Executive Officer

BUYER:

CENSTAR ENERGY CORP.

By:     /s/Gil Melman
Name: Gil Melman
Title: Vice President and General Counsel

GUARANTOR:

SPARK ENERGY, INC.
(solely for the purposes of providing the guaranty in Section 12.11 of the Purchase Agreement)

By:     /s/Gil Melman
Name: Gil Melman
Title: Vice President and General Counsel

/s/ Thomas FitzGerald
Thomas FitzGerald
(solely for the purposes of Section 4 and Section 9 of this Agreement)

/s/ Anthony Menchaca
Anthony Menchaca
(solely for the purposes of Section 4 and Section 9 of this Agreement)

VERDE ENERGY USA, INC.
(solely for the purposes of Section 4 and Section 9 of this Agreement)

By:     /s/Gil Melman
Name: Gil Melman
Title: Vice President and General Counsel